Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

Soligenix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rate	Amount Registered	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock issuable upon exercise of Common Warrants	457(c)	1,054,688	$6,433,597	0.0001476	$949.60
		Total Offering Amount:			$6,433,597		$949.60
		Total Fees Previously Paid:					-
		Total Fee Offsets:					-
		Net Fee Due:					$949.60

(1)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sales price of our common stock of $6.10 as reported on the Nasdaq Capital Market on July 19, 2024.